Report of Independent Registered Public Accounting Firm

To the Board of Trustees and Shareholders of Old Mutual Funds III

In planning and performing our audits of the financial statements of Old Mutual 2011-2020 Conservative Fund, Old
Mutual 2011-2020 Moderate Fund, Old Mutual 2011-2020
Aggressive Fund, Old Mutual 2021-2030 Conservative Fund,
Old Mutual 2021-2030 Moderate Fund, Old Mutual 2021-2030
Aggressive Fund, Old Mutual 2031-2040 Conservative Fund,
Old Mutual 2031-2040 Moderate Fund, Old Mutual 2031-2040
Aggressive Fund, Old Mutual 2041-2050 Conservative Fund,
Old Mutual 2041-2050 Moderate Fund, Old Mutual 2041-2050
Aggressive Fund and Old Mutual Heitman Global Real Estate
Securities Fund (constituting Old Mutual Funds III, hereafter referred to as the "Funds") as of and for the year ended December 31, 2008, in accordance with the standards of the Public Company Accounting Oversight
Board (United States), we considered the Funds' internal control over financial reporting, including control activities for safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effectiveness of the Funds' internal control over financial reporting.
Accordingly, we do not express an opinion on the effectiveness of the Funds' internal control over financial reporting.

The management of the Funds is responsible for establishing and maintaining effective internal control over financial reporting. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and trustees of the company;
and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of a company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.




Our consideration of the Funds' internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control over financial reporting that might be material weaknesses under standards established by the Public Company Accounting
Oversight Board (United States). However, we noted no deficiencies in the Funds' internal control over financial reporting and its operation, including controls over safeguarding securities that we consider to be material weaknesses as defined above as of December 31, 2008.

This report is intended solely for the information and use of management and the Board of Trustees of Old Mutual
Funds III and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.





February 19, 2009